EXHIBIT A



    BY-LAWS OF NIAGARA MOHAWK POWER CORPORATION



    ARTICLE II

    MEETINGS OF STOCKHOLDERS

    Section 8. Voting: Whenever an action shall require the vote of stockholders, the tabulations that identify the particular vote of a stockholder on all proxies, consents, authorizations and ballots shall be kept confidential, except as disclosure may be required (i) by applicable law, (ii) in pursuit or defense of legal proceedings, (iii) to resolve a bona fide dispute as to the authenticity of one or more proxies, consents, authorizations or ballots or as to the accuracy of any tabulation of such proxies, consents, authorizations or ballots, (iv) if an individual stockholder requests that his or her vote and identity be forwarded to the corporation, or (v) in the event of a proxy or consent solicitation in opposition to the solicitation of the Board of Directors of the corporation; and the receipt and tabulation of such votes will be by an independent third party not affiliated with the corporation. Comments written on proxies, consents, authorizations and ballots, will be transcribed and provided to the secretary of the corporation without reference to the vote of the stockholder, except where such stockholder has requested that the nature of their vote be forwarded to the corporation.

    Stockholders shall have such voting rights as may be granted by law
    and  the  provisions  of  the  corporate  charter.   All  questions
    presented to stockholders for decision shall be decided by a vote of shares. Voting may be viva voce unless a stockholder present in person or by proxy and entitled to vote at the meeting shall demand





    a vote by ballot in which event a vote by ballot shall be taken. Except where otherwise provided by law, the corporate charter or these by-laws, elections shall be determined by a plurality vote and all other questions that shall be submitted to stockholders for decision shall be decided by a majority of the votes cast.



    Section 9. Inspectors of Election: Two inspectors of election who are not employees or directors of the corporation, shall be appointed by the directors to serve at each meeting of stockholders, or of a class of stockholders, such inspectors to serve at such meeting and any adjournments thereof; and such inspectors shall have authority to count and report upon the votes cast at such meeting upon the election of directors and such other questions as may be voted upon by ballot. In the event that any such inspector of election shall not have been appointed by the directors to serve at such meeting, or, having been appointed, shall be absent from such meeting or adjournment or unable to serve thereat, such inspector shall be appointed by the presiding officer at such meeting or adjournment. The inspectors appointed to act at any meeting of stockholders, before entering upon the discharge of their duties, shall be sworn faithfully to execute the duties of inspectors at such meeting with strict impartiality and according to the best of their ability, and the oath so taken shall be subscribed by them and shall be filed in the records of such meeting.

    The inspectors shall be responsible for determining the number of shares outstanding, the voting power of each, the shares represented at the meeting, the existence of a quorum, and the validity and effect of any proxies. They shall also receive and tabulate all votes, ballots or consents and determine the result of any election, hear and determine all challenges and questions arising in connection with any election and do such acts to conduct the election according to the applicable provisions of law of the State of New York.

                   ARTICLE IV


             COMMITTEES OF DIRECTORS


    Section 3. Audit Committee: The Audit Committee shall recommend to the board of directors the accounting firm to be selected by the board or to be recommended by it for shareholder approval, as independent auditor of the corporation and its subsidiaries; act on behalf of the board in meeting and reviewing with the independent auditors, the chief internal auditor and the appropriate corporate officers matters relating to corporate financial reporting and accounting procedures and policies, adequacy of internal controls and the scope of the respective audits of the independent auditors and the internal auditor; review the results of such audits with the respective auditing agency and reporting thereon to the board; review and make recommendations to the board concerning the independent auditor's fees and services; review interim and annual financial reports and disclosures and submit to the board any recommendations it may have from time to time with respect to financial reporting and accounting practices and policies; be consulted, and its consent obtained, prior to the selection or termination of the chief internal auditor; oversee matters
    involving  compliance  with   Corporate  business  ethics  policies
    including the work of the Business Ethics Council; review management's assessment of financial risks; authorize special investigations and studies, as appropriate, in fulfillment of its function as specified herein or by resolution of the board of directors; and perform any other duties or functions deemed appropriate by the board of directors. The Committee will conduct a self-assessment at least every three years of its performance in relation to its powers and responsibilities. The membership of such committee shall consist only of directors of the corporation who are not, and have not been, officers of the company.